Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction
Georgia Gulf Chemical & Vinyls, LLC	Delaware
Georgia Gulf Lake Charles, LLC	Delaware
Great River Oil & Gas Corporation	Delaware
GGRC Corporation	Delaware
Georgia Gulf Europe, ApS	Denmark
PHH Monomers, LLC	Delaware
Vinyl Solutions, LLC	Delaware
Rome Delaware Corporation	Delaware
Rome Acquisition Holding Corporation	Nova Scotia
Royal Group, Inc.	Canada
Royal Group Mexico S.A. de C.V.	Mexico
Royal Building Systems de Mexico, S.A. de C.V.	Mexico
Edificacion Technica International S.A. de C.V.	Mexico
Advanced Profiles, S.A. de C.V.	Mexico
Royal Vinylbilt Limited	Ontario
Domken Plastics Limited	Ontario
Vision Profiles Limited	Ontario
Liberty Plastics Limited	Ontario
Maine Ultimate Extrusions Limited	Ontario
Vinyl Concepts Inc.	Ontario
Dartmouth Extrusions Limited	Ontario
RoyCom Limited	Manitoba
Le-Ron Plastics Inc.	Canada
Royal Concrete Encased Technologies Inc.	Ontario
6632149 Canada Inc.	Canada
6630987 Canada Inc.	Canada
Royal Andina Colombia	Colombia
Royal S.A. Colombia	Colombia
1299239 Ontario Limited	Ontario
1260392 Ontario Limited	Ontario
Royal Plastics Group (USA) Limited	Delaware
Novo Management, Inc.	Nevada
Novo Capital Inc.	Nevada
Royal Window Coverings (USA) LP	Texas
Royal Sierra Extrusions Inc.	Nevada
Royal Crown Limited	Indiana
Royal Railings, LLC	Pennsylvania
Plastic Trends, Inc.	Michigan
King Extrusions Limited	Washington
Roybridge Investment (USA) Limited	Delaware
Bluegrass Products, LLC	Delaware
Royal Group Sales (USA) Ltd	Nevada

Royal Mouldings Limited	Nevada
Custom Window Extrusions Inc.	Pennsylvania